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                                                                     EXHIBIT 18

                               Homestead Funds
                         Specimen Price Make-up Sheet
                           As of December 31, 1997


                                                           Shares
                                         Net Assets      Outstanding     Share Price
                                         ----------      ----------      -----------
Daily Income Fund                        $ 53,033,394      53,033,394         $1.00

Short-Term Bond Fund                     $108,897,773      21,021,094         $5.18

Short-Term Government Securities Fund    $ 16,186,727       3,193,981         $5.07

Value Fund                               $378,621,160      14,846,925        $25.50
